Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Press Ganey Holdings, Inc. 2015 Incentive Award Plan of our report dated March 30, 2015 (except for Note 17 for which the date is May 8, 2015) with respect to the consolidated financial statements of Press Ganey Holdings, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-203248) and related Prospectus of Press Ganey Holdings, Inc. dated May 20, 2015, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
May 21, 2015